UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2004

SUNAIR ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Florida	1-04334	59-0780772

State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

3005 Southwest Third Avenue Fort Lauderdale, Florida	33315

(Address of principal executive offices)	(Zip code)

(954) 525-1505

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 12. Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 12 of Form 8-K.

On January 29, 2004, the Registrant issued a press release (the “Press Release”) providing detailed information regarding its financial results for the quarter ended December 31, 2003. A copy of the Press Release is attached hereto.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2004	SUNAIR ELECTRONICS, INC.

/s/ SYNNOTT B. DURHAM

Synnott B. Durham Chief Financial Officer and Treasurer

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SUNAIR REPORTS FIRST QUARTER RESULTS

FOR IMMEDIATE RELEASE:

Thursday January 29, 2004 3:09 pm ET

FORT LAUDERDALE, Fla., Jan. 29 /PRNewswire-FirstCall/ — Sunair Electronics, Inc. (Amex: SNR — News) announced today the results for the first quarter ended December 31, 2003.

Sunair earned net income of $172,539 in the first quarter of fiscal 2004, or revenues of $1,377,916, as compared to net income of $69,052 on revenues of $1,159,754 for the quarter ended December 31, 2002. Primary earnings per share for the quarter was $0.05 compared to $0.02 for the same period last year, an increase of 150%. The Company announced these earnings met expectations.

In January of this year, the Company announced receipt of a $1.7 million delivery order, which is reflected in the back-log at December 31, 2003 of $5,132,370.

The majority of the current back-log is expected to be delivered this fiscal year, with delivery of a substantial portion in the second and third quarters.

SUNAIR ELECTRONICS, INC. & SUBSIDIARY
CONSOLIDATED SUMMARY OF INCOME FOR THE PERIOD
ENDED DECEMBER 31, 2003 (UNAUDITED)

	2003	2002

REVENUES	$1,377,916	$1,159,754

INCOME BEFORE TAXES	191,039	106,952

PROVISION FOR INCOME TAXES	(18,500)	(37,900)

NET INCOME	$172,539	$69,052

AVERAGE SHARES OUTSTANDING	3,764,966	3,692,570

EARNINGS PER COMMON SHARE	$0.05	$0.02

Information Regarding Forward-Looking Statements

Certain statements and information included in this press release constitute “Forward-Looking Statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995 including statements regarding the timing of the delivery of the Company’s back-log. Forward- looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. The Company cannot guarantee future results, levels of activity, performance or achievements.

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